World Monitor Trust III Series J 8-K

Exhibit 99.1

August 1, 2014

RE: World Monitor Trust III Series J (“WMT-III”)

Dear Unitholder,

We are writing to inform you of changes to the underlying manager line-up in WMT-III. WMT-III is a multi- manager fund, rebalanced quarterly, which allocates its assets to commodity trading advisors (each, an “Advisor”). Effective August 1, 2014, WMT-III has added Fort LP (“Fort”) as an additional Advisor, and effective August 1, 2014, the assets of WMT-III will be reallocated equally among the six Advisors, as shown below.

CTA Funds	Program	Percentage of the Trust’s Net Assets
CTA Choice EGLG:	Eagle Global Program	16.667%
CTA Choice GLAGS:	Global Ags Program	16.667%
CTA Choice ELL	Ellington Quantitative Macro	16.667%
CTA Choice RDOK:	Red Oak Fundamental Trading Program	16.667%
CTA Choice SAXN:	Saxon Aggressive Diversified Program	16.667%
CTA Choice FRT:	Fort LP “Diversified Program”	16.667%

This information amends the disclosure in the Private Placement Memorandum (“PPM”). If any statement in this letter conflicts with a statement in the PPM, the statement in this letter controls. Should you require any further information on the Advisors or WMT-III please refer to the PPM dated January 1, 2013 and subsequent supplements.

Frequently Asked Questions

Q1: Why did you make these changes?

WMT-III is an equally-weighted portfolio that is rebalanced each quarter. From time to time we change the Advisors in the portfolio based on our macroeconomic view and the potential opportunities/risks that we see in the markets. Fort is a trend follower who participates in a diversified basket of commodities. Fort has a modest correlation to the other Advisors and an attractive historical risk return profile going back to 1993.

1211 Avenue of the Americas, Suite 2701 – New York, New York 10036 - Tel : +1 914 307 4000 - Fax : +1 914 307 4050

Q2: Is any action required?

No action is required by the Financial Advisor or client.

Q3: Will these changes have any impact on my tax reporting?

No. These changes will have no impact on your tax reporting.

We appreciate your continued support of WMT-III and Kenmar Preferred. If you have any questions or concerns, please do not hesitate to contact your Financial Advisor or Kenmar Preferred’s Investor Services Group at (914) 307-4000.

Kind regards,

Ken Shewer

Chairman & CIO U.S. Liquid Strategies

Kenmar Preferred Investments LLC

Investments in commodities/futures, options on them, and managed futures are not appropriate for all investors, as the risk of loss is substantial. Therefore, only risk or hedge capital should be invested in these securities.

Alternative investments carry specific investor qualifications which can include high income and net-worth requirements as well as relatively high investment minimums. They are complex investment vehicles, which generally have high fixed and variable costs and substantial risks. The high expenses often associated with these investments must be offset by trading profits and other income. They tend to be more volatile than other types of investments and present an increased risk of investment loss. There may also be a lack of transparency as to the underlying assets. Additionally, there may be no secondary market for alternative investment interests and transferability may be limited or even prohibited. Other risks may apply as well, depending on the specific investment product. Please carefully review the Private Placement Memorandum or other offering documents for complete information regarding terms, including all applicable fees, as well as other factors you should consider before investing.

1211 Avenue of the Americas, Suite 2701 – New York, New York 10036 - Tel : +1 914 307 4000 - Fax : +1 914 307 4050